RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2004 (unaudited)
(Amounts in thousands)

CONDENSED BALANCE SHEETS	December 2, 2003	June 3, 2003
Assets
Cash and Short-Term Investments	$ 19,770	$ 8,662
Accounts and Notes Receivable	11,593	10,509
Inventories	14,670	12,200
Deferred Income Taxes	3,830	3,155
Income Tax Receivable	7,790	2,485
Prepaid Rent	2,125	2,136
Assets Held for Disposal	3,306	5,217
Other Current Assets	6,296	6,099
Total Current Assets	69,380	50,463
Property and Equipment, Net	708,501	660,897
Goodwill, Net	7,845	7,845
Notes Receivable, Net	36,163	39,827
Other Assets	57,178	46,035
Total Assets	$879,067	$805,067

Liabilities
Current Liabilities	$ 87,768	$ 81,321
Long-Term Debt	201,782	207,064
Deferred Income Taxes	35,811	32,627
Other Deferred Liabilities	73,528	69,527
Total Liabilities	398,889	390,539
Shareholders' Equity	480,178	414,528
Total Liabilities and
Shareholders' Equity	$879,067	$805,067